Contact: Fred G. Kowal Chairman and CEO (845) 986 2206

For Immediate Release

WARWICK COMMUNITY BANCORP, INC. ANNOUNCES TENTH STOCK
REPURCHASE PROGRAM

Warwick, New York, November 19, 2003 - Warwick Community Bancorp, Inc. (the "Company") (NASDAQ:WSBI), the holding company for The Warwick Savings Bank and The Towne Center Bank, announced today that it has adopted its tenth stock repurchase program, under which the Company may repurchase up to 5% of its outstanding common stock in open market purchases or otherwise. The Company has approximately 27,292 shares remaining under its prior repurchase authorization, which it intends to complete as market conditions permit.

The Company is the holding company for The Warwick Savings Bank, a New York State chartered stock savings bank, and The Towne Center Bank, a New Jersey State chartered commercial bank. The Warwick Savings Bank maintains its headquarters in the Village of Warwick, New York, and operates additional branches in the village of Monroe, the village of Goshen, the towns of Woodbury, Wallkill and Newburgh, New York, and the town of Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey, and operates an additional branch office in Moonachie, in Bergen County, New Jersey. The deposits of both banks are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation.